AGREEMENT AND PLAN OF MERGER
                          -----------------------------

                                   BY AND AMONG
                                   ------------

                               CTG RESOURCES, INC.,
                               --------------------

                             ENERGY EAST CORPORATION
                             -----------------------

                                       AND
                                       ---

                                 OAK MERGER CO.,
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                            DATED AS OF JUNE 29, 1999
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                                TABLE OF CONTENTS
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                                       Page
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   ARTICLE ITHE MERGER . . . . . . . . . . . . . . . . . . . . . .        1
        Section 1.1  . . . . . . . . . . . . . . . . . .  The Merger      1
        Section 1.2  . . . . . . . . . . . . . Effects of the Merger      1
        Section 1.3  . . . . . . . . .  Effective Time of the Merger      2
        Section 1.4  . . . . . . . . . . . . . . . . . . . Directors      2
        Section 1.5  . . . . . . . . . . . . . . . . . . .  Officers      2

   ARTICLE IITREATMENT OF SHARES . . . . . . . . . . . . . . . . .        2
        Section 2.1  . . . . . Effect of the Merger on Capital Stock      2
        Section 2.2  . . . . . . . . . . .  Exchange of Certificates      6

   ARTICLE IIITHE CLOSING  . . . . . . . . . . . . . . . . . . . .        9
        Section 3.1  . . . . . . . . . . . . . . . . . . . . Closing      9

   ARTICLE IVREPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . .        9
        Section 4.1  . . . . . . . .  Organization And Qualification      9
        Section 4.2  . . . . . . . . . . . . . . . . .  Subsidiaries      9
        Section 4.3  . . . . . . . . . . . . . . . .  Capitalization     10
        Section 4.4  . . . . Authority; Non-contravention; Statutory
             Approvals; Compliance . . . . . . . . . . . . . . . .       10
        Section 4.5  . . . . . . .  Reports and Financial Statements     12
        Section 4.6  . . . . .  Absence of Certain Changes or Events     13
        Section 4.7  . . . . . . . . . . . . . . . . . .  Litigation     13
        Section 4.8  . .  Registration Statement and Proxy Statement     13
        Section 4.9  . . . . . . . . . . . . . . . . . . Tax Matters     13
        Section 4.10 . . . . . . . . . . . . Employee Matters; ERISA     15
        Section 4.11 . . . . . . . . . . .  Environmental Protection     19
        Section 4.12 . . . . . . . . . . . . Regulation as a Utility     21
        Section 4.13 . . . . . . . . . . . . . . . . . Vote Required     21
        Section 4.14 . . . . . . . . .  Opinion of Financial Advisor     21
        Section 4.15 . . . . . . .  Ownership of Parent Common Stock     21
        Section 4.16 . . . . . . . . . . Takeover Laws; Rights Plans     21

   ARTICLE VREPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . .       22
        Section 5.1  . . . . . . . .  Organization and Qualification     22
        Section 5.2  . . . . . . . . . . . . . . . . .  Subsidiaries     22
        Section 5.3  . . . . . . . . . . . . . . . .  Capitalization     23
        Section 5.4  . . . . Authority; Non-contravention; Statutory
              Approvals; Compliance  . . . . . . . . . . . . . . .       23
        Section 5.5  . . . . . . .  Reports and Financial Statements     24
        Section 5.6  . . . . .  Absence of Certain Changes or Events     25
        Section 5.7  . . . . . . . . . . . . . . . . . .  Litigation     25
        Section 5.8  . .  Registration Statement and Proxy Statement     25
        Section 5.9  . . . . . . . . . . . . Regulation as a Utility     25
        Section 5.10 . . . . . Ownership of the Company Common Stock     26

        Section 5.11 . . . . . . . . . . .  Environmental Protection     26
        Section 5.12 . . . . . . . Operations of Nuclear Power Plant     26
        Section 5.13 . . . . . . . . . . . . . . Code Section 368(a)     27

   ARTICLE VICONDUCT OF BUSINESS PENDING THE MERGER  . . . . . . .       27
        Section 6.1  . . . . . . . . . . .  Covenants of the Parties     27
        Section 6.2   Covenant of the Company; Alternative Proposals     31
        Section 6.3  . . . . . . . . . . . . .  Employment Agreement     32
        Section 6.4  . . . . . . . .  Additional Statutory Approvals     32

   ARTICLE VIIADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . .       32
        Section 7.1  . . . . . . . . . . . . . Access to Information     32
        Section 7.2  . .  Proxy Statement and Registration Statement     33
        Section 7.3  . . . . . . . . . . . . . .  Regulatory Matters     34
        Section 7.4  . . . . . . . .  Company Shareholders' Approval     34
        Section 7.5  . . .  Directors' and Officers' Indemnification     34
        Section 7.6  . . . . . . . . . . . . .  Disclosure Schedules     36
        Section 7.7  . . . . . . . . . . . . .  Public Announcements     36
        Section 7.8  . . . . . . . . . . . . . . Rule 145 Affiliates     36
        Section 7.9  . . . . . . . . . . Certain Employee Agreements     36
        Section 7.10 . . . . . . . . . . . .  Employee Benefit Plans     37
        Section 7.11 . . . . . . . . . Company Stock and Other Plans     38
        Section 7.12 . . . . . . . . . . . . . . . . . . .  Expenses     39
        Section 7.13 . . . . . . . . . . . . . .  Further Assurances     39
        Section 7.14 . . . . . . . . . . . . . . . Corporate Offices     39
        Section 7.15 . . . . . . . . . . . Parent Board of Directors     39
        Section 7.16 . . . . . . . . . . . . . Community Involvement     40
        Section 7.17 . . . . . . . . . . . . . . . .  Advisory Board     40
        Section 7.18 . . . . . . . . . . . . . . . . Tax-free Status     40

   ARTICLE VIIICONDITIONS  . . . . . . . . . . . . . . . . . . . .       40
        Section 8.1  . . . . . Conditions to Each Party's Obligation
             to Effect the Merger  . . . . . . . . . . . . . . . .       40
        Section 8.2  . . . . . .  Conditions to Obligation of Parent
              to Effect the Merger . . . . . . . . . . . . . . . .       41
        Section 8.3  . .  Conditions to Obligation of the Company to
              Effect the Merger  . . . . . . . . . . . . . . . . .       42

   ARTICLE IXTERMINATION, AMENDMENT AND WAIVER . . . . . . . . . .       43
        Section 9.1  . . . . . . . . . . . . . . . . . . Termination     43
        Section 9.2  . . . . . . . . . . . . . Effect of Termination     45
        Section 9.3  . . . . . . . . . . . Termination Fee; Expenses     45
        Section 9.4  . . . . . . . . . . . . . . . . . . . Amendment     46
        Section 9.5  . . . . . . . . . . . . . . . . . . . .  Waiver     46

   ARTICLE XGENERAL PROVISIONS . . . . . . . . . . . . . . . . . .       46
        Section 10.1 . . . . Non-survival; Effect of Representations
              and Warranties . . . . . . . . . . . . . . . . . . .       46
        Section 10.2 . . . . . . . . . . . . . . . . . . . . Brokers     47
        Section 10.3 . . . . . . . . . . . . . . . . . . . . Notices     47
        Section 10.4 . . . . . . . . . . . . . . . . . Miscellaneous     48
        Section 10.5 . . . . . . . . . . . . . . . .  Interpretation     48

        Section 10.6 . . . . . . . . . . . . .  Counterparts; Effect     48
        Section 10.7 . . . . . . . . . . . . . . Parties in Interest     48
        Section 10.8 . . .  Waiver of Jury Trial and Certain Damages     48
        Section 10.9 . . . . . . . . . . . . . . . . . . Enforcement     49

                              INDEX OF DEFINED TERMS
                              ----------------------

   Term                                                                    Page
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   1935 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   Advisory Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   Affiliate Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Alternative Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   Business Combination  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Cash Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Cash Election Number  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Cash Election Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Cash Fraction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   CBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Closing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Company Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Company Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . 36
   Company Financial Statements  . . . . . . . . . . . . . . . . . . . . . . 12
   Company Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .  9
   Company Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . 10
   Company Required Consents . . . . . . . . . . . . . . . . . . . . . . . . 11
   Company Required Statutory Approvals  . . . . . . . . . . . . . . . . . . 11
   Company Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Company Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  2
   Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Company Shareholders' Approval  . . . . . . . . . . . . . . . . . . . . . 21
   Company Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . 34
   Company Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . 33
   Controlled Group Liability  . . . . . . . . . . . . . . . . . . . . . . . 15
   Covered Company Employee  . . . . . . . . . . . . . . . . . . . . . . . . 37
   Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . 36
   Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Election Deadline . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Employee Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   Environmental Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

   ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Excess Parent Common Shares . . . . . . . . . . . . . . . . . . . . . . .  8
   Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   FERC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Form of Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . 35
   Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   Initial Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . 43
   IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   joint venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Merger Sub Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Mixed Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Mixed Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Multiple Employer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . 18
   No Election Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Nuclear Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Parent Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . 36
   Parent Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 25
   Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . 22
   Parent Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Parent Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . 23
   Parent Required Statutory Approvals . . . . . . . . . . . . . . . . . . . 24
   Parent SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Parent Share Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Parent Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   PCBs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Post-Merger Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   Power Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Proxy/Registration Statement  . . . . . . . . . . . . . . . . . . . . . . 33
   Qualified Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

   Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   Restricted Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   Schedule 7.11(c) Employees  . . . . . . . . . . . . . . . . . . . . . . . 39
   SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   SERP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Stock Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Stock Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Stock Election Number . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Stock Election Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Stock Fraction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Tax Ruling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   VEBA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Withdrawal Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . 16

        AGREEMENT AND PLAN OF MERGER, dated as of June 29, 1999 (this "Agreement"), by and among CTG Resources, Inc., a Connecticut corporation (the "Company"), Energy East Corporation, a New York corporation ("Parent"), and Oak Merger Co., a Connecticut corporation and a wholly owned subsidiary of Parent ("Merger Sub").

        WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

        WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub; and

        WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization;

        NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                    ---------

                                    THE MERGER
                                    ----------

        Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement:

        At the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub (the "Merger") in accordance with the laws of the State of Connecticut. Merger Sub shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Connecticut. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.

        Section 1.2 EFFECTS OF THE MERGER. At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "CTG Resources, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 33-820 of the Connecticut Business Corporation Act (the "CBCA").

        Section 1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.1), with respect to the Merger, a certificate of merger complying with Section 33-819 of the CBCA (the "Certificate of Merger") shall be delivered to the Secretary of the State of Connecticut for filing. The Merger shall become effective upon the filing of the Certificate of Merger, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

        Section 1.4 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time and Mr. Arthur C. Marquardt shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

        Section 1.5 OFFICERS. Commencing at the Effective Time, and continuing until his successor is duly elected or appointed and qualified in the manner provided in the by-laws of the Surviving Corporation, Mr. Marquardt shall be President and Chief Executive Officer of the Surviving Corporation and shall hold other positions in other subsidiary corporations of Parent as specified in his Employment Agreement (as defined in Section
   6.3 hereof) subject to the terms and conditions therein contained. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation (except that Mr. Marquardt shall be the President and Chief Executive Officer of the Surviving Corporation) and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.


                                    ARTICLE II
                                    ----------

                               TREATMENT OF SHARES
                               -------------------

        Section 2.1 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

             (a) SHARES OF MERGER SUB STOCK. Each share of common stock, without par value, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

             (b)  CANCELLATION OF CERTAIN COMPANY COMMON STOCK.  Each share of common stock, without par value, of the Company, together with each associated preferred share purchase right (a "Company Right") under the Rights Agreement, dated as of December 1, 1998 (the "Company Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Company Common Stock"), that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

             (c) CONVERSION OF COMPANY COMMON STOCK. Subject to the provisions of this Section 2.1, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 2.1(n)) and shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
   (i) $41.00 in cash (the "Cash Consideration") or (ii) a number of validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Stock Consideration") or (iii) the right to receive a combination of cash and shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash Consideration divided by either (i) the Parent Share Price (as defined below) if the Parent Share Price is equal to or less than $30.13 and equal to or more than $23.67, (ii) $30.13 if the Parent Share Price is greater than $30.13, in which case the Exchange Ratio shall equal 1.3609, or (iii) $23.67 if the Parent Share Price is less than $23.67, in which case the Exchange Ratio shall equal 1.7320. The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

             (d) CASH ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election"). Notwithstanding the foregoing and subject to Section 2.1(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") plus any Dissenting Shares shall be 55% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

             (e) CASH ELECTION SHARES. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

             (f) STOCK ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section 2.1(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

             (g) STOCK ELECTION SHARES. If the aggregate number of shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

             (h) MIXED ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). Notwithstanding the foregoing and subject to
   Section 2.1(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration plus Dissenting Shares shall be 55%, and the number of shares of Company Common Stock converted into the right to receive the Stock Election Number shall be 45%, in each case, of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.1(d), (e) and (l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.1(f), (g) and (l).

             (i) FORM OF ELECTION. To be effective, a Form of Election must be properly completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates representing the shares of Company Common Stock ("Company Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 2.1, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

             (j) DEEMED NON-ELECTION. For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.1(k)) (the "No Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated by the Company as Cash Election Shares or Stock Election Shares.

             (k) ELECTION DEADLINE. Parent and the Company shall each use its best efforts to cause copies of the Form of Election to be mailed to the record holders of the Company Shares not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Shares subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the second day after the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

             (l)  ADJUSTMENT PER TAX OPINION.  Notwithstanding anything in this
   Article II to the contrary (other than the last sentence of Section 2.1(m)), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the closing price per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be paid as Stock Consideration pursuant to Section 2.1(c), to (ii) the sum of (A) the amount set forth in the preceding clause
   (i) plus (B) the aggregate Cash Consideration to be issued pursuant to
   Section 2.1(c) plus (C) the number of Dissenting Shares times the per share Cash Consideration plus (D) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (E) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), to be 45%. To the extent the application of this Section 2.1(l) results in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the number of such shares to be converted into the right to receive the Cash Consideration will be reduced.

             (m) ANTI-DILUTION PROVISIONS. In the event Parent (i) changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.2(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

             (n) DISSENTING SHARES. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the CBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.1(c) in the same manner as if such shares were Cash Election Shares. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

        Section 2.2    EXCHANGE OF CERTIFICATES.

             (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash and certificates representing shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with
   Section 2.1(c).

             (b) EXCHANGE AND PAYMENT PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor
   (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock previously represented by such Certificate are converted in accordance with
   Section 2.1(c), (ii) the cash to which such holder is entitled in accordance with Section 2.1(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying

   Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

             (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

             (d) NO FRACTIONAL SECURITIES. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the NYSE. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

             (e) CLOSING OF TRANSFER BOOKS. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section
   2.1 and in this Section 2.2.

             (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing Parent Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

             (g) ESCHEAT. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III
                                   -----------

                                   THE CLOSING
                                   -----------

        Section 3.1 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                    ARTICLE IV
                                    ----------

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

        The Company represents and warrants to Parent as follows:

        Section 4.1    ORGANIZATION AND QUALIFICATION.  Except as set forth in
   Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

        Section 4.2 SUBSIDIARIES. Section 4.2 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material and certain other subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, none of the Company's subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

        Section 4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value, of the Company ("Company Preferred Stock"). As of the close of business on June 29, 1999, there were issued and outstanding 8,648,029 shares of Company Common Stock and no shares of Company Preferred Stock. As of the close of business on June 29, 1999, 64,600 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company stock options. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, as of the date hereof, and except for the Company Rights Agreement, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

        Section 4.4    AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
   COMPLIANCE.

             (a) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the applicable Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligations of the Company enforceable against it in accordance with their terms.

             (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the articles of organization, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not have, in the aggregate, a Company Material Adverse Effect.

             (c) STATUTORY APPROVALS. Except as described in Section 4.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

             (d)  COMPLIANCE.  Except as set forth in Section 4.4(d) or Section
   4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its articles of organization or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and are not reasonably likely to have, a Company Material Adverse Effect.

             (e) Except as set forth in Section 4.4(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

        Section 4.5 REPORTS AND FINANCIAL STATEMTENTS. The filings required to be made by the Company and its subsidiaries since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
   SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of organization and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

        Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Schedule, from December 31, 1998 the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

        Section 4.7 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.7,
   Section 4.9 or Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall not, at the dates mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        Section 4.9 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

        Except as disclosed in Section 4.9 of the Company Disclosure Schedule:

             (a) FILING OF TIMELY TAX RETURNS. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns (including withholding Tax Returns) required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

             (b) PAYMENT OF TAXES. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes (including withholding Taxes) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

             (c) TAX RESERVES. All material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP, and the unpaid Taxes of the Company and its subsidiaries do not exceed the amount shown therefor on such financial statements adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

             (d) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither the Company nor any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

             (e) WAIVERS OF STATUTE OF LIMITATIONS. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

             (f) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all material Taxes has expired for all applicable material Tax Returns of the Company and each of its subsidiaries, or those material Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full.

             (g) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No material claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

             (h) TAX RULINGS. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

             (i) AVAILABILITY OF TAX RETURNS. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since 1994, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority.

             (j) TAX SHARING AGREEMENTS. Neither the Company nor any of its subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes.

             (k) LIABILITY FOR OTHERS. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

             (l) CODE SECTION 897. To the best knowledge of the Company after due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (m) CODE SECTION 368(a). The Company has no knowledge of any fact, nor has the Company taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

             (n) CODE SECTION 355(e). Neither the Company nor any of its subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the past 24 month period or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        Section 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in the appropriate subsection of Section 4.10 of the Company Disclosure Schedule:

             (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

                  (i) "Controlled Group Liability" means any and all liabilities (a) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

                  (ii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
        Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                  (iii) An "Employee Benefit Plan" means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

                  (iv) A "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

                  (v) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (vi) "Withdrawal Liability" means liability to a

        Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

             (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and, with respect to executive welfare benefit plans and nonqualified pension, savings and deferred compensation plans, states the number of employees participating in or covered by such plans.

             (c) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles;
   (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA;
   (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

             (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of
   Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Section 4.10(b) of the Company Disclosure Schedule identifies each Plan or related trust which is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA"), and except as would not have a Company Material Adverse Effect, each such VEBA meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

             (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or (iii) is unfunded.

             (f) Except as would not have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. To the knowledge of the Company, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan.

             (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid occurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation (as of the date of the most recent actuarial report prepared for such Plan) under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1993 in respect of any such Plan which is a defined benefit Plan; (iv) all material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

             (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

             (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would have a Company Material Adverse Effect following the Closing.

   Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA since December 31, 1993.

             (j)  Except for health continuation coverage as required by
   Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

             (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth the estimated amount that will be required to be contributed to each trust listed thereon as a result of the consummation of the transactions contemplated hereby.

             (l) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

             (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a Company Material Adverse Effect.

             (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

        Section 4.11   ENVIRONMENTAL PROTECTION.  Except as set forth in
   Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

             (a) COMPLIANCE. Except where the failure to be in such compliance would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and
   (ii) neither the Company nor any of its subsidiaries has received any communication from any Governmental Authority or any written communication from any other person that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws,.

             (b) ENVIRONMENTAL PERMITS. The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except where the failure to obtain or to be in such compliance would not, in the aggregate, have a Company Material Adverse Effect.

             (c) ENVIRONMENTAL CLAIMS. There are no Environmental Claims (as defined in Section 4.11(f)(i)) pending (i) against the Company or any of its subsidiaries or joint ventures, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would have, in the aggregate, a Company Material Adverse Effect.

             (d) RELEASES. Except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) of any Hazardous Material (as defined in Section 4.11(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or (ii) to the knowledge of the Company, cause, damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Company or any of its subsidiaries.

             (e) PREDECESSORS. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which the Company or any of its subsidiaries formerly owned, leased or managed, in whole or in part, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect.

             (f)  As used in this Agreement:

                  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                  (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Parent, the Company or any of their subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

        Section 4.12   REGULATION AS A UTILITY.  Except as set forth in Section
   4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than Connecticut or by any foreign country.

        Section 4.13 VOTE REQUIREDD The approval of the Merger by two-thirds of the votes entitled to be cast by all holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

        Section 4.14 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of PaineWebber Incorporated, to the effect that, as of June 29, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

        Section 4.15 OWNERSHIP OF PARENT COMMON STOCK. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or Parent Preferred Stock.

        Section 4.16 TAKEOVER LAWS; RIGHTS PLANS. (a) The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Connecticut, including Sections 33-841 and 33-844 of the CBCA.

             (b) The Company has (i) duly entered into an appropriate amendment to the Company Rights Agreement which amendment has been provided to Parent and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. Copies of such amendments to the Company Rights Agreement have been previously provided to Parent.

             (c) No "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) has occurred.


                                    ARTICLE V
                                    ---------

                     REPRESENTATIONS AND WARRANTIES OF PARENT
                     ----------------------------------------

        Parent represents and warrants to the Company as follows:

        Section 5.1    ORGANIZATION AND QUALIFICATION. Except as set forth in
   Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect").

        Section 5.2 SUBSIDIARIES. Section 5.2 of the Parent Disclosure Schedule sets forth a description as of the date hereof of all material subsidiaries and joint ventures of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein, and a brief description of the principal line or lines of business conducted by each such entity. As of the date hereof, Parent is an exempt holding company under the 1935 Act, and, except as set forth in Section 5.2 of the Parent Disclosure Schedule, none of the subsidiaries of Parent is a "public utility company" within the meaning of
   Section 2(a)(5) of the 1935 Act. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Parent subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Parent subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment; except for any of the foregoing that could not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.3 CAPITALIZATION. (a) Except as set forth in Section 5.3 of the Parent Disclosure Schedule the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of the close of business on June 29, 1999, there were issued and outstanding 115,902,728 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are, and will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section
   5.3 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

             (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, without par value ("Merger Sub Common Stock"). As of the close of business on June 29, 1999, there were issued and outstanding 1,000 shares of Merger Sub Common Stock, all of which were owned by Parent.

        Section 5.4    AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
   COMPLIANCE.

             (a) AUTHORITY. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

             (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Parent or any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Parent Required Statutory Approvals (as defined in Section 5.4(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i),
   (ii) and (iii) such Violations as would not have, in the aggregate, a Parent Material Adverse Effect.

             (c) STATUTORY APPROVALS. Except as described in Section 5.4(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

             (d)  COMPLIANCE.  Except as set forth in Section 5.4(d) or Section
   5.11 of the Parent Disclosure Schedule, or as disclosed in the Parent SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither Parent nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, or order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, do not have and are not reasonably likely to have, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule or in Section
   5.11 of the Parent Disclosure Schedule, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not have a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its articles of organization or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject; except for breaches, violations or defaults that, in the aggregate, do not have and are not reasonably likely to have, a Parent Material Adverse Effect.

        Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by Parent and its subsidiaries since January 1, 1996 under the Securities Act, the Exchange Act, the 1935 Act, the Federal Power Act, as amended (the "Power Act"), and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or its predecessor with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of incorporation and by-laws of Parent as in effect on the date hereof, have been made available to the Company.

        Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 5.6 of the Parent Disclosure Schedule, since December 31, 1998, Parent and each of its subsidiaries have as of the date hereof conducted their businesses only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which has had or could reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.7 LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 5.7 of the Parent Disclosure Schedule (a) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting Parent or any of its subsidiaries, which would have a Parent Material Adverse Effect and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries, except for such that would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. (a) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement shall not, at the dates mailed to the Company shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Parent or any Parent subsidiary, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        Section 5.9    REGULATION AS A UTILITY.  Except as set forth in Section
   5.9 of the Parent Disclosure Schedule, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act, or (d) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

        Section 5.10 OWNERSHIP OF THE COMPANY COMMON STOCK. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

        Section 5.11 ENVIRONMENTAL PROTECTION. (a) Except as would not, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and except for matters disclosed in Section 5.11(a) of the Parent Disclosure Schedule or in the Parent SEC Reports, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Parent nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that Parent or any of its subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits,
   (ii) there are no Environmental Claims pending or threatened (A) against Parent or any of its subsidiaries, (B) against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations that Parent or any of its subsidiaries owns, leases or manages, in whole or in part, and
   (iii) there has been no Release of Hazardous Materials that would be reasonably likely to (A) form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (B) cause damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Parent or any of its subsidiaries.

             (b) To the best knowledge of Parent, except as disclosed in the Parent SEC Reports, there are no facts or circumstances that are likely to require expenditures by Parent or any of its subsidiaries in order to comply with currently applicable Environmental Laws, except for expenditures that are not reasonably expected to have a Parent Material Adverse Effect.

        Section 5.12 OPERATIONS OF NUCLEAR POWER PLANT. To the knowledge of the Parent, the operation of the nuclear generation plant (the "Nuclear Facility") currently partially owned by the Parent is being conducted in substantial compliance with current laws and regulations governing nuclear plant operations, except for such failures to comply as would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the best of the Parent's knowledge and except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) the Nuclear Facility maintains and is in substantial compliance with emergency evacuation plans as required by the laws and regulations governing nuclear plant operations and (b) as of the date of this Agreement, the storage of spent nuclear fuel and the plans for the decommissioning of the Nuclear Facility substantially conforms with the requirements of applicable law.

        Section 5.13 CODE SECTION 368(a). Parent has no knowledge of any fact, nor has Parent taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.


                                    ARTICLE VI
                                    ----------

                      CONDUCT OF BUSINESS PENDING THE MERGER
                      --------------------------------------

        Section 6.1 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

             (a) ORDINARY COURSE OF BUSINESS. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to
   (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and
   (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

             (b) DIVIDENDS. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly owned subsidiary to the Company or another wholly owned subsidiary,
   (B) dividends by a less than wholly owned subsidiary consistent with past practice, (C) regular dividends on Company Common Stock with usual record and payment dates that do not exceed the current regular dividends on Company Common Stock; (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than
   (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or
   (B) intercompany acquisitions of capital stock. Prior to the Closing Date, each of the parties agrees to coordinate dividend policies so as not to adversely affect either party's shareholders because of the timing of record, declaration or payment dates.

             (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to currently outstanding stock options granted under Employee Benefit Plans and as provided in the Company Rights Agreement.

             (d) CHARTER DOCUMENTS; OTHER ACTIONS. Neither party shall, nor shall any party permit any of its subsidiaries to, amend or propose to amend its respective articles of organization, by-laws or regulations, or similar organic documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger.

             (e) ACQUISITIONS. Except as disclosed in Section 6.1(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

             (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 110% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule.

             (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

             (h) INDEBTEDNESS. Except as set forth in Section 6.1(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than
   (i) short-term indebtedness in the ordinary course of business consistent with past practice; (ii) arrangements between the Company and its subsidiaries or among its subsidiaries; or (iii) in connection with the refunding of existing indebtedness at a lower cost of funds.

             (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or collective bargaining agreements, as may be required to facilitate or obtain a determination letter from the IRS that a plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys; provided that prior to implementing any such increases on the basis of such surveys the Company shall advise Parent of its intention so to increase compensation or benefits and of the basis therefor and shall otherwise consult with Parent concerning such proposed increases, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to (A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company from dealing with matters of employee retention in specific areas of expertise through the use of specialized employment and benefit plans designed for that specific purpose; PROVIDED, HOWEVER, that the result of the use of such specialized employment or benefit plans shall not, in the aggregate, result in payments in excess of $600,000.

             (j) 1935 ACT. Except as set forth in Section 6.1(j) of the Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

             (k) ACCOUNTING. Except as set forth in Section 6.1(k) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

             (l) TAX-FREE STATUS. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

             (m) COOPERATION, NOTIFICATION. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and
   (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

             (n) THIRD-PARTY CONSENTS. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

             (o) NO BREACH, ETC. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

             (p) DISCHARGE OF LIABILITIES. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

             (q) CONTRACTS. Except as set forth in Section 6.1(q) of the Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

             (r) INSURANCE. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

             (s) PERMITS. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

             (t) TAKEOVER LAWS. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Sections 33-841 through 33-844 of the CBCA.

             (u) NO RIGHTS TRIGGERED. The Company shall ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the employment agreements disclosed in Section 6.1(u) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party (including the Company Rights Agreement) or in the exercise of any rights under the Company Rights Agreement or otherwise. In addition, the Company shall not amend or waive any rights under the Company Rights Agreement or otherwise in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

             (v) TAXES. Except as disclosed on Section 6.1(v) of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return other than in a manner consistent with past custom and practice.

        Section 6.2 COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. From and after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and
   (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within one business day of the receipt thereof, and that it shall keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided however, that notwithstanding any other provision hereof, the Company may (i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and (y) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Directors of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company
   (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, (y) provides the Parent a reasonable opportunity to respond to the Alternative Proposal and
   (z) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit a disposition permitted by Section 6.1(g) hereof.

        Section 6.3 EMPLOYMENT AGREEMENT. Parent, the Company and Mr. Marquardt have entered into an employment agreement in the form attached hereto as Exhibit A (the "Employment Agreement"), which will become effective upon consummation of the Merger.

        Section 6.4 ADDITIONAL STATUTORY APPROVALS. Parent agrees not to, and it will not permit any subsidiary to, and will use reasonable best efforts to cause any prospective subsidiary not to, be a party to any transaction that would make it necessary for Parent or the Company to make any declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority in connection with the consummation by Parent, Merger Sub or the Company of the transactions contemplated by this Agreement, other than those set forth in Section 5.4(c) of the Parent Disclosure Schedule or Section 4.4(c) of the Company Disclosure Schedule, in either case, that would reasonably be expected to prevent or materially impede, interfere with, or delay consummation of the Merger or the transactions contemplated by this Agreement beyond the 18-month anniversary of the date hereof.

                                   ARTICLE VII
                                   -----------

                              ADDITIONAL AGREEMENTS
                              ---------------------

        Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (a) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (b) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Proprietary Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 18, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

        Section 7.2    PROXY STATEMENT AND REGISTRATION STATEMENT.

             (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Parent Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement/Registration Statement.

             (b) LETTER OF THE COMPANY'S ACCOUNTANT. Following receipt by Arthur Andersen LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP dated a date within two business days before the date of the Proxy/Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Proxy/Registration Statement.

             (c) LETTER OF PARENT'S ACCOUNTANT. Following receipt by PricewaterhouseCoopers LLP, Parent's independent auditor, of an appropriate request from Parent pursuant to SAS No. 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the date of the Proxy/Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Proxy/Registration Statement.

        Section 7.3 REGULATORY MATTERS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

        Section 7.4    COMPANY SHAREHOLDERS' APPROVAL.

             (a)  COMPANY SPECIAL MEETING.  Subject to the provisions of
   Section 7.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval,
   (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

             (b) MEETING DATE. The Company Special Meeting for the purpose of securing the Company Shareholders' Approval shall be held on such date as the Company and Parent shall mutually determine.

        Section 7.5    DIRECTORS' AND OFFICERS' INDEMNIFICATION.

             (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
   Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 33-756, 33-757 and 33-765 of the CBCA, and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

             (b) INSURANCE. For a period of six years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or
   (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

             (c) SUCCESSORS. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

             (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

             (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

        Section 7.6 DISCLOSURE SCHEDULES. On the date hereof, (a) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Executive Vice President and General Counsel of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by the Vice President, General Counsel and Secretary of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

        Section 7.7 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

        Section 7.8 RULE 145 AFFILIATES. Within 30 days after the date of this Agreement, the Company shall identify in a letter to Parent all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.8 (each, an "Affiliate Agreement").

        Section 7.9 CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 7.10, Parent and the Surviving Corporation and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties which apply to any current or former employee or current or former director of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. It is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in force at the Surviving Corporation or its subsidiaries, but that Parent, the Surviving Corporation and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; however, if any reductions in workforce in respect of employees of Parent and its subsidiaries, including the Surviving Corporation and its subsidiaries, become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

        Section 7.10   EMPLOYEE BENEFIT PLANS.

             (a) Except as may be required by applicable law and except as provided in Section 7.11(b) with respect to the Stock Option Plan and Restricted Stock Plan, each Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, directors or former directors of the Company and any of its subsidiaries who are covered by such plans, programs, agreements or arrangements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume or cause the Surviving Corporation to assume as of the Effective Time each Plan maintained by the Company immediately prior to the Effective Time and perform such plan, program, agreement or arrangement in the same manner and to the same extent that the Company would be required to perform thereunder; PROVIDED, HOWEVER, that nothing herein contained shall limit any reserved right contained in any such Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement; PROVIDED, FURTHER, that Parent or its subsidiaries shall provide to each employee of the Company and any of its subsidiaries who was covered by Plans immediately prior to the Effective Time and who is not covered by a collective bargaining agreement (a "Covered Company Employee") for a period of no less than 18 months following the Effective Time, employer-provided benefits under Qualified Plans, supplemental retirement benefit and deferred compensation plans which are not Qualified Plans and welfare plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time. Without limiting the foregoing, each Covered Company Employee who is a participant in any Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its subsidiaries or affiliates in which such employee becomes a participant for service credited for the corresponding purpose under any such Plan; PROVIDED, HOWEVER, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. No provision contained in this Section 7.10 shall be deemed to constitute an employment contract between Parent or any of its subsidiaries and any individual, or a waiver of Parent's or any of its subsidiaries' right to discharge any employee at any time, with or without cause. Notwithstanding the foregoing, but subject to Section 7.10(b), Parent acknowledges that each Covered Company Employee who is a participant in the Connecticut Natural Gas Corporation Officers' Retirement Plan (the "SERP") as of the date hereof shall continue to accrue benefits after the Effective Time under terms at least as favorable as the terms of the SERP in effect on the date of this Agreement, taking into account service and compensation earned while employed by Parent and its subsidiaries after the Effective Time.

             (b) The Company shall take all necessary actions so that, effective no later than immediately before the Effective Time, (i) each of the SERP, the Connecticut Natural Gas Corporation Officers Deferred Compensation Plan, the Connecticut Natural Gas Corporation Executive Life Insurance Plan and all other executive benefit plans and programs of the Company and its subsidiaries shall be amended to the extent necessary so that any provisions therein that prohibit or limit the amendment or termination thereof following a change of control do not apply to individuals who are not participants therein as of the date of this Agreement and (ii) subject to applicable law and the provisions of any applicable collective bargaining agreement, each Qualified Plan shall be amended to the extent necessary so that any provisions therein that call for the waiver or elimination of vesting requirements upon or following a change in control shall apply only to individuals who are participants therein immediately before the Effective Time.

        Section 7.11   COMPANY STOCK AND OTHER PLANS.

             (a) With respect to each Plan that provides for benefits in the form of Company Common Stock ("Company Stock Plans"), the Company and Parent shall take all corporate action necessary or appropriate to (i) provide for the issuance or purchase in the open market of Parent Common Stock rather than Company Common Stock, pursuant thereto, and otherwise to amend such Company Stock Plans to reflect this Agreement and the Merger, (ii) obtain shareholder or board of director approval with respect to such Company Stock Plans to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Company Stock Plans to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such Company Stock Plans or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Company Stock Plans and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-8 or amendments on such forms to the Form S-4 Registration Statement, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Company Stock Plans to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Company Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

             (b) The Company and its subsidiaries and the Parent and its subsidiaries, including the Surviving Corporation and its subsidiaries, shall take all actions necessary to provide that upon the Effective Time (i) each outstanding option to purchase Company Common Stock granted under the Company's 1999 Stock Option Plan (the "Stock Option Plan"), whether or not then vested and exercisable, shall be canceled in exchange for a cash payment equal to (A) the excess of $41.00 over the exercise price thereof times (B) the number of shares of Company Common Stock subject thereto, less applicable tax withholding, and (ii) each outstanding restricted share of Company Common Stock granted under the Connecticut Natural Gas Corporation Executive Restricted Stock Plan (the "Restricted Stock Plan") shall become fully vested as provided in and subject to the terms of the award agreements relating thereto and simultaneously converted for Cash Consideration or Stock Consideration payable to the holder thereof as provided in Section 2.1 hereof. The Company and its subsidiaries shall take all actions needed to terminate the Stock Option Plan and Restricted Stock Plan as of the Effective Time, subject, however, to the payments required under the preceding sentence.

             (c) Each employee of the Company who is a participant in the Company's Annual Incentive Plan and who is not a party to a Change of Control Employment Agreement with the Company is listed on Schedule 7.11(c) hereto (such employees, the "Schedule 7.11(c) Employees"). Following the Effective Time, each Schedule 7.11(c) Employee shall be entitled to participate in an annual incentive plan of Parent or any of its subsidiaries for the portion of the fiscal year of Parent or the applicable subsidiary in which the Effective Time occurs that follows the Effective Time (the "Post-Merger Period"), under which (i) the Schedule 7.11(c) Employee's award opportunity for the Post-Merger Period shall equal the percentage of the
   Schedule 7.11(c) Employee's base salary set forth opposite the Schedule 7.11(c) Employee's name on Schedule 7.11(c), and (ii) the amount of such award opportunity that is earned shall be pro-rated based upon the number of days occurring in such fiscal year that occur during the Post-Merger Period.

        Section 7.12 EXPENSES. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.
        Section 7.13 FURTHER ASSURANCES. Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

        Section 7.14 CORPORATE OFFICES. At and subsequent to the Effective Time, the corporate headquarters of the Surviving Corporation shall be located in Hartford, Connecticut. At and subsequent to the Effective Time, the corporate headquarters of XENERGY Enterprises, Inc. shall be located in Connecticut.

        Section 7.15 PARENT BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of Parent shall increase by one the number of directors on the Board of Directors of Parent and shall thereupon elect as a director a non-employee director of the Company designated by the Company and reasonably acceptable to Parent.

        Section 7.16 COMMUNITY INVOLVEMENT. After the Effective Time, Parent will, or will cause the Surviving Corporation to make at least $500,000 per year in charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in the State of Connecticut that is similar to, or greater than, the level of community development and related activities carried on by the Company.

        Section 7.17 ADVISORY BOARD. At the Effective Time, there shall be established an advisory board to the Surviving Corporation ("Advisory Board"), which shall be comprised of the persons who were directors of the Company immediately prior to the Effective Time. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the board of directors of the Surviving Corporation with respect to such issues as the board of directors of the Surviving Corporation may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Corporation, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee directors of the Company.

        Section 7.18 TAX-FREE STATUS. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.


                                   ARTICLE VIII
                                   ------------

                                    CONDITIONS
                                    ----------

        Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

             (a) SHAREHOLDER APPROVAL. The Company Shareholders' Approval shall have been obtained.

             (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

             (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

             (d) LISTING OF SHARES. The shares of Parent Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

             (e) STATUTORY APPROVALS. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that a requirement that Parent become a registered holding company pursuant to Section 5 of the 1935 Act as a result of the Merger shall not constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(e) of the Agreement. In addition, the inclusion of a condition or requirement of the Securities and Exchange Commission's approval of the Merger under the 1935 Act that Parent divest its ownership of New York State Electric & Gas Corporation, a New York corporation and wholly owned subsidiary of Parent, shall constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(e) of the Agreement. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        Section 8.2 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

             (a) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Sections 6.1 and 6.2 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

             (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

             (c) CLOSING CERTIFICATES. Parent shall have received a certificate signed by the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

             (d) NO COMPANY MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which is reasonably likely to have a Company Material Adverse Effect.

             (e) COMPANY REQUIRED CONSENTS. The Company Required Consents the failure of which to obtain would have a Company Material Adverse Effect shall have been obtained.

             (f) AFFILIATE AGREEMENTS. Parent shall have received Affiliate Agreements, duly executed by each "affiliate" of the Company, substantially in the form of Exhibit 7.8, as provided in Section 7.8.

             (g) TAX OPINION. Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

        Section 8.3 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5.

             (a) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

             (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct
   (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Parent Material Adverse Effect.

             (c) CLOSING CERTIFICATES. The Company shall have received a certificate signed by the Executive Vice President and General Counsel of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

             (d) NO PARENT MATERIAL ADVERSE EFFECT. No Parent Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in the Parent SEC Reports filed prior to the date hereof which is reasonably likely to have a Parent Material Adverse Effect.

             (e) PARENT REQUIRED CONSENTS. The Parent Required Consents the failure of which to obtain would have a Parent Material Adverse Effect shall have been obtained.

             (f) TAX OPINION. The Company shall have received an opinion from Jones, Day, Reavis & Pogue to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Jones, Day, Reavis & Pogue, may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.


                                    ARTICLE IX
                                    ----------

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

        Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this
   Agreement:

             (a) by mutual written consent of the Boards of Directors of the Company and Parent;

             (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

             (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof by the Initial Termination Date;

             (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

             (e) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon five days' prior notice to Parent, if the Company is not in breach of this Agreement and, as a result of an Alternative Proposal, the Board of Directors of the Company determines in good faith, that (i) the Alternative Proposal is financially superior to the Merger and the third party making the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Directors of the Company deems relevant, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein;

             (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

             (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or
   (iii) the Board of Directors of the Company or any committee thereof
   (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein,
   (B) shall fail to reaffirm such approval or recommendation upon Parent's request within two days of such request, (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of capital stock of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

        Section 9.2 EFFECT OF TERMINATION. Subject to Section 10.1(b), in the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.12, Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.8 and Section 10.9 shall survive the termination.

        Section 9.3    TERMINATION FEE; EXPENSES.

             (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(f)(i) or (ii) or
   (y) Section 9.1(g)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $4 million ("Expenses"); provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $4 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

             (b) The Company shall pay Parent a fee of $14 million ("Termination Fee") plus Expenses, upon the termination of this Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to
   Section 9.1(e) or by Parent pursuant to Section 9.1(g)(iii); provided, however, that in the event of termination under either Section 9.1(c) or
   Section 9.1(g)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within two years of such termination the Company enters into a definitive agreement to consummate or consummates an Alternative Proposal, and, in the case of a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the

   Company Special Meeting an Alternative Proposal and, in the case of a termination pursuant to Section 9.1(g)(iii), there shall have been made and not withdrawn at the time of such termination an Alternative Proposal.

             (c) LIQUIDATED DAMAGES; PROMPT PAYMENT. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any fee or expenses due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank, N.A., from the date such fee was required to be paid.

        Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE X
                                    ---------

                                GENERAL PROVISIONS
                                ------------------


        Section 10.1   NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES.
   (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 10.7, 10.8 and 10.9.

             (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i)).

        Section 10.2 BROKERS. The Company represents and warrants that, except for PaineWebber Incorporated whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Morgan Stanley & Co. Incorporated whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally,
   (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i)  If to the Company, to:

                  CTG Resources, Inc.
                  100 Columbus Boulevard
                  Hartford, Connecticut 06144
                  Attention:     Reginald L. Babcock, Esq.
                            Vice President, General Counsel and Secretary

                  Telephone:     (860) 727-3000
                  Telecopy:      (860) 727-3064

             with a copy to:

                  Jones, Day, Reavis & Pogue
                  77 West Wacker
                  Chicago, Illinois 60601
                  Attention:      Robert A. Yolles, Esq.

                  Telephone:     (312) 782-3939
                  Telecopy:      (312) 782-8585

             (ii) If to Parent or Merger Sub, to:

                  Energy East Corporation
                  One Canterbury Green

                  P.O. Box 1196
                  Stamford, Connecticut 06901
                  Attention:     Kenneth J. Jasinski, Esq.
                            Executive Vice President and General Counsel

                  Telephone:     (203) 325-0690
                  Telecopy:      (203) 403-2000

             with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Seth A. Kaplan, Esq.

                  Telephone:     (212) 403-1000
                  Telecopy:      (212) 403-2000

        Section 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Employment Agreement and the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise; and
   (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the CBCA.

        Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law,
   (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

        Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and
   (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

                             [Signature Page Follows]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   CTG RESOURCES, INC.


                                   By:  S/ Arthur C. Marquardt
                                   Name:   Arthur C. Marquardt
                                   Title:    President and Chief Executive
                                        Officer



                                   ENERGY EAST CORPORATION


                                   By:  S/ Kenneth M. Jasinski
                                   Name:   Kenneth M. Jasinski
                                   Title:       Executive Vice President and
                                         General Counsel



                                   OAK MERGER CO.


                                   By:
                                   Name:   Kenneth M. Jasinski
                                   Title:    Secretary, Treasurer and
                                             Vice President

                                                                      EXHIBIT A
                                                                      ---------

                               EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 29, 1999 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Parent"), CTG Resources, Inc., a Connecticut corporation or its successor (the "Company"), and Arthur C. Marquardt (the "Executive"), amends and restates as of the Effective Time (as defined below) that certain Amended and Restated Employment Agreement dated April 27, 1999, by and between the Company and the Executive (the "Prior Agreement").

        The Executive is currently serving as the President and Chief Executive Officer of the Company, and the Company, Parent and Oak Merger Co. have entered into a Merger Agreement (as defined below) which contemplates the merger of the Company with and into Oak Merger Co. to be effective as of the Effective Time.

        The Board of Directors of Parent (the "Board") and the Board of Directors of the Company (the "Company Board") desire to provide for the employment of the Executive as a member of the management of the Company, XENERGY Enterprises, Inc. ("XENERGY") and certain of their subsidiaries and affiliates, from and after the Effective Time, and the Executive is willing to commit himself to serve the Company, XENERGY and their subsidiaries and affiliates, on the terms and conditions herein provided.

        In order to effect the foregoing, Parent, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

        2. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve Parent, the Company, XENERGY and their subsidiaries and affiliates, on the terms and conditions set forth herein, during the term of this Agreement (the "Term".)

        3. TERM OF AGREEMENT. The Term will commence on the Effective Time of the Merger as those terms are defined in the Agreement and Plan of Merger dated as of June 29, 1999, by and among the Company, Parent and Oak Merger Co., a Connecticut corporation and wholly owned subsidiary of Parent (the "Merger Agreement"), and end on the third anniversary of the day on which the Effective Time occurs, unless further extended as hereinafter provided. Commencing on the first anniversary of the Effective Time and each succeeding anniversary thereafter, the Term of this Agreement shall automatically be extended for one (1) additional year unless Parent, the Company, or the Executive shall have given 90 days' prior written notice not to extend this Agreement.

        4. POSITION AND DUTIES. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company and a member of the Company Board, and President and Chief Operating Officer of XENERGY and a member of the Board of Directors of XENERGY, and shall also serve in any such executive officer position of the Company or its subsidiaries and affiliates if so appointed by the Board. Commencing no later than the one-year anniversary of the Effective Time, the Executive shall also serve as the Chief Executive Officer of XENERGY, and at that time he shall cease serving as its Chief Operating Officer unless otherwise notified in writing by the Board. During the Term, the Executive shall also be a member of the Board of Directors of Connecticut Energy Corporation. The Executive shall devote substantially all his working time and efforts to the business and affairs of Parent, the Company and their subsidiaries and affiliates; PROVIDED, HOWEVER, that the Executive may also serve on the boards of directors or trustees of other non-affiliated companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder or violate his obligations under Section 10 hereof.

        5.   COMPENSATION AND RELATED MATTERS
   .
             5.1. BASE SALARY. The Company shall pay, or cause to be paid, to the Executive an annual base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of not less than $425,000 per year. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation for possible increase, as the Board deems appropriate in its business judgment (and, as so increased, shall thereafter constitute "Base Salary" hereunder). The Base Salary in effect from time to time shall not be decreased during the Term.

        Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Parent, XENERGY or the Company. The Base Salary payments (including any increased Base Salary payments) shall not in any way limit or reduce any other obligation of Parent or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive s Base Salary.

             5.2. BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by Parent, XENERGY or the Company during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive's participation in such employee benefit plans and arrangements shall be on an appropriate level, but no less favorable than the level of other peer executives of Parent, XENERGY and the Company, as determined by the Board.

             5.3. INCENTIVE COMPENSATION. The Executive shall be entitled to participate in or receive benefits under any short or long-term incentive compensation plan made available by Parent during the period of the Executive's employment hereunder to their executives and key management employees at a level appropriate for the Executive's position as determined by the Board, but no less favorable than the level of other peer executives of Parent, XENERGY and the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; PROVIDED, HOWEVER, that the Executive shall not be eligible to receive benefits from any long-term incentive compensation plan, policy or arrangement of Parent to the extent the Executive is receiving a similar benefit pursuant to an incentive compensation plan, policy or arrangement of the Company or any of its subsidiaries.

             5.4. FRINGE BENEFITS. The Executive shall be entitled to receive any fringe benefits which are made available by Parent, XENERGY or the Company during the period of the Executive s employment hereunder to their executives and key management employees; provided, however, if not otherwise included, Executive shall receive: (a) an automobile provided at the expense of the Parent or a subsidiary thereof, (b) payment for luncheon club dues at a level not less than that which the Executive was entitled to receive immediately prior to the Effective Time, and (c) financial and tax planning services and computer allowance of $3,500 per year.

             5.5. EXPENSES. Upon presentation of reasonably adequate documentation to Parent, the Executive shall receive prompt reimbursement from Parent or a subsidiary thereof for all reasonable and customary business expenses incurred by the Executive in accordance with Parent's policy in performing services hereunder.

             5.6. VACATION. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

             5.7. COMPLETION BONUSES. Parent shall pay, or cause to be paid, to the Executive in cash a bonus of $400,000 within five (5) days of the Effective Time. Parent shall pay, or cause to be paid, to the Executive the following completion bonuses (the "Completion Bonuses") upon completion of the specified periods of his employment: (i) $400,000 if Executive is employed with Parent or any subsidiary or affiliate thereof on the one (1) year anniversary of the Effective Time; and (ii) $400,000 if Executive is employed with Parent or any subsidiary or affiliate thereof on the two (2) year anniversary of the Effective Time. Each Completion Bonus shall be paid within five (5) days after the respective anniversary of the Effective Time.

             5.8. SPECIAL RETIREMENT BENEFIT. If the Executive retires on or after his 60th birthday ("Retirement"), or if the Executive's employment hereunder is terminated within three years after the Effective Time by the Company without Cause (other than Disability) or by the Executive for Good Reason ("Wrongful Termination"), or for any reason (including, without limitation, the Executive's death) thereafter during the Term, the Executive (or in the event of his death at any time during the Term, his surviving spouse) shall be entitled to a supplemental retirement benefit (the "Special Retirement Benefit") as set forth herein, which shall be in addition to his pension benefits under all qualified and nonqualified defined benefit retirement plans of the Company and Parent and their affiliates and all of his prior employers (the "Basic Plans"). The Special Retirement Benefit shall be payable in the form of a monthly single life annuity, or, if the Executive is married at the commencement of the Special Retirement Benefit or at the time of his death during the Term, in the form of an actuarially equivalent joint and 66 2/3% survivor benefit with the surviving spouse to whom he was married at the time of the commencement of the Special Retirement Benefit or date of death, if earlier (the amount of which actuarially equivalent benefit shall be determined based on assumptions no less favorable to the Executive than the applicable assumptions in the Connecticut National Gas Corporation Officers' Retirement Plan immediately prior to the Effective Time). The Special Retirement Benefit shall be payable beginning as of (i) in the case of the Executive's Retirement, the date of the Executive s Retirement, (ii) in the case of the Executive's Wrongful Termination, the third anniversary of the Date of Termination,
   (iii) in the case of the Executive's death during the Term, the date of his death, and (iv) in all other cases, the later of the date of the Executive's termination of employment or the Executive's 60th birthday. The amount of the Special Retirement Benefit shall be such that for each month, the aggregate of the monthly payments payable to the Executive pursuant to the Special Retirement Benefit and the Basic Plans equals 75% of the highest annual rate of the Executive's Base Salary in effect at any time during the Term, divided by twelve; provided, that in determining the amounts payable pursuant to the Basic Plans, it shall be assumed that the benefits thereunder are payable in the same form as the Special Retirement Benefit, beginning on the earliest date permitted by the terms of the applicable Basic Plan. If the Executive (or in the case of the Executive's death during the Term, his surviving spouse) becomes entitled to receive the Special Retirement Benefit, he or his surviving spouse, as applicable, shall supply Parent and the Company with such information as they may reasonably request relating to his benefits from retirement plans of prior employers in order to determine the amount of the Special Retirement Benefit.

        6. COMPENSATION RELATED TO DISABILITY. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness, Parent shall pay, or cause to be paid, to the Executive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, XENERGY or the Company during such period, until the Executive s employment is terminated by Parent for Disability; PROVIDED, HOWEVER, that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of Parent or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment.

        7.   TERMINATION COMPENSATION AND BENEFITS.

             7.1. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive's Base Salary (to the Executive or in accordance with Section 11.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect immediately prior to the time the Notice of Termination is given, together with all compensation and benefits (other than severance compensation and benefits) payable to the Executive through the Date of Termination or thereafter under the terms of any compensation or benefit plan, program or arrangement maintained by Parent, XENERGY or the Company during such period, and any unreimbursed expenses payable pursuant to Section 5.5 of the Agreement that were incurred before the Date of Termination.

             7.2. In the event the Executive's employment is terminated prior to the expiration of the Term of the Agreement by the Executive for Good Reason or by Parent or the Company for reasons other than Cause (other than the death or Disability of the Executive), the Executive shall receive, in addition to amounts payable under Section 7.1 and 7.3, (i) a lump sum cash payment to be made within five (5) days of the Date of Termination equal to three times the sum of the Base Salary and incentive compensation (as described below), (ii) continuation of the benefits provided for in Section
   5.2 of this Agreement for the remainder of the Term, and (iii) the Special Retirement Benefit (to the extent provided for in Section 5.8 hereof). For purposes of determining equivalent value of incentive compensation, the value of short-term incentive compensation shall be the higher of (i) the amount of short-term compensation payable to the Executive with respect to the fiscal year ended immediately prior to the Date of Termination and (ii) the average of the amounts of short-term compensation payable to the Executive with respect to each of the three most recently completed fiscal years ended immediately prior to the Date of Termination, and the value of long-term incentive compensation shall be the value of long-term incentive compensation awards outstanding on the Date of Termination for performance periods ending after the Date of Termination, such value being determined based upon the projected target value of the applicable long-term incentive compensation award as determined by the Company in connection with the grant thereof.

             7.3. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay (i) the Executive's normal post-termination compensation and benefits (other than severance compensation and benefits) to the Executive as such payments become due, and (ii) the Special Retirement Benefit as and to the extent provided for in Section 5.8. Such normal post-termination compensation and benefits (other than severance compensation and benefits) shall be determined under, and paid in accordance with, Parent's or the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement), as applicable.

             7.4. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution by Parent, the Company or their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 7.4(c) hereof, all determinations required to be made under this Section 7.4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by Parent s principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen (15) business days of the Date of Termination and/or such earlier date(s) as may be requested by Parent or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date" for purposes of this Section 7.4(b) and Section 7.5 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.4(b), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this
   Section 7.4(b) shall be binding upon Parent, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that Parent exhausts its remedies pursuant to Section 7.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i)   give Parent any information reasonably
                       requested by Parent relating to such claim;

                           (ii) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent;

                           (iii) cooperate with Parent in good faith in order
                       to effectively contest such claim; and

                           (iv) permit Parent to participate in any proceeding relating to such claim;

   PROVIDED, HOWEVER, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.4(c), Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; PROVIDED, HOWEVER, that if Parent directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.4(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Parent's and the Company's complying with the requirements of Section 7.4(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.4(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

             7.5. The payments provided for in Section 7.4 hereof (other than Section 7.4(c) and (d)) shall be made not later than the fifth (5th) day following each Determination Date; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

             7.6. The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); PROVIDED, HOWEVER, the Company shall not be required to pay to the Executive legal fees and expenses to the extent such legal fees and expenses were incurred in connection with a contest controlled by Parent pursuant to Section 7.4(c) hereof in connection with which Parent complied with its obligations under said Section 7.4(d). Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Parent reasonably may require.

        8.   TERMINATION PROCEDURES
   .
             8.1. NOTICE OF TERMINATION. During the Term of this Agreement, any purported termination of the Executive s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

             8.2. DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive s employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Parent, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty
   (60) days, respectively, from the date such Notice of Termination is given).

        9. NO MITIGATION. Parent and the Company agree that, if the Executive's employment hereunder is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Parent or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 7.4(d) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Parent or the Company, or otherwise.

        10.  CONFIDENTIALITY AND NONCOMPETITION.

             10.1. The Executive will not, during or after the Term, without the prior written consent of the Parent or as may otherwise be required by law or legal process, disclose to any entity or person any information which is treated as confidential by Parent or the Company or any of their subsidiaries or affiliates (each, an "EE Entity"), and not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of any EE Entity.

             10.2. Except as permitted by Parent or the Company upon its prior written consent, the Executive shall not, during the Executive's employment with the EE Entities and for the period ending one year after the Executive's employment with the EE Entities terminates for any reason enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with a primary line of business of any EE Entity or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Vermont, Massachusetts, New Hampshire, Maine and Rhode Island.

        11.  SUCCESSORS; BINDING AGREEMENT.

             11.1. In addition to any obligations imposed by law upon any successor to Parent or the Company, Parent and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent and the Company would be required to perform it if no such succession had taken place. Failure of Parent or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Parent or the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

             11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive s estate.

             11.3. Except as provided herein, at the Effective Time, the Prior Agreement shall be terminated and no longer in effect; and the Executive expressly waives his rights to any payments under the Prior Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no further force or effect if the Merger Agreement is terminated without consummation of the Merger or if the Executive's employment with the Company and/or its subsidiaries terminates for any reason before the Effective Time.

        12. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
             (a)  To the Company:

                Energy East Corporation
                One Canterbury Green
                P.O. Box 1196
                Stamford, Connecticut  06901
                Attention:  Mr. Kenneth M. Jasinski
                        Executive Vice President and General Counsel

                Telephone:  (203) 325-0690
                Telecopy:   (203) 325-1901

                with a copy to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York  10019
                Attention:  Seth A. Kaplan, Esq.

                Telephone:  (212) 403-1000
                Telecopy:   (212) 403-2000

         (b)    To the Company:

                CTG Resources, Inc.
                100 Columbus Boulevard
                Hartford, Connecticut  06144
                Attention:  Reginald L. Babcock, Esq.
                                 Vice President, General Counsel and Secretary

                Telephone:  (860) 727-3000
                Telecopy:    (860) 727-3064

                with a copy to:

                Jones, Day, Reavis & Pogue
                77 West Wacker
                Chicago, Illinois 60601-1692
                Attention:  Robert A. Yolles, Esq.

                Telephone: 312-782-3939
                Telecopier: 312-782-8585


             (c)  To the Executive:

                At the Executive's residence address as maintained by the Company in the regular course of its business for payroll purposes.


        13.  MISCELLANEOUS.

             13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to choice of law principles.

        All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Parent, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

             13.2. Notwithstanding any provision of this Agreement to the contrary, Parent and the Company shall be jointly and severally liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

        14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        16. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and initially determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator s award in any court having jurisdiction.

        17. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning indicated below:

                  (a)  "Base Salary" shall have the meaning stated in Section
   5.1 hereof.

                  (b) "Cause" for termination by Parent or the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for

   Good Reason by the Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Parent or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive s act, or failure to act, was in the best interest of Parent or the Company.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (d) "Company" shall mean CTG Resources, Inc. or any successor to its business and/or assets.

                  (e)  "Date of Termination" shall have the meaning stated in
   Section 8.2 hereof.

                  (f) "Disability" shall be deemed the reason for the termination by Parent or the Company of the Executive s employment, if, as a result of the Executive s incapacity due to physical or mental illness, the Executive shall have been absent from the full time performance of the Executive's duties hereunder for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Parent shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full time performance of the Executive s duties.

                  (g) "Parent" shall mean Energy East Corporation and any successor to its business and/or assets.

                  (h) "Excise Tax" shall have the meaning stated in Section 7.4(a) hereof.

                  (i) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                  (j) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by Parent or the Company, or failures by Parent or the Company to act, unless, in the case of any act or failure to act described in paragraphs (i) or (ii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                           (i) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company and XENERGY or a substantial alteration in the nature or status of the Executive's responsibilities consistent with the titles set forth in
                       Section 4;

                           (ii) any material breach of any provision of this Agreement by Parent or the Company;

                           (iii) the relocation of the Company s principal
                       executive offices to a location which is not within the 25-mile radius of Hartford, Connecticut or Parent or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of Parent or the Company or its affiliates; or

                           (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1; for purposes of this Agreement, no such purported termination shall be effective.

        The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (k)  "Gross-Up Payment" shall have the meaning stated in
   Section 7.4(a) hereof.

                  (l)  "Notice of Termination" shall have the meaning stated in
   Section 8.1 hereof.

                  (m) "Severance Payments" shall mean those payments described in Section 7.2 hereof.

                  (n) "Term" shall have the meaning stated in Section 3 hereof.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                 ENERGY EAST CORPORATION



                                 ----------------------------
                                 By: Kenneth M. Jasinski
                                 Title:  Executive Vice President and General
                                 Counsel




                                 CTG RESOURCES, INC.



                                 ----------------------------
                                 By:
                                 Title:


                                 EXECUTIVE



                                 ----------------------------
                                 Arthur C. Marquardt